Exhibit 99.1

Contacts:

Media Contact	Investor Contact
Erik Mason	Brian Denyeau
AspenTech	ICR
+1 781-221-8386	+1 646-277-1251
erik.mason@aspentech.com	brian.denyeau@icrinc.com

AspenTech Announces Changes to Board of Directors

Burlington, Mass. — January 29, 2013 — The Board of Directors of Aspen Technology, Inc. (NASDAQ:AZPN) today announced that Stephen M. Jennings has resigned from the company’s Board of Directors. Mr. Jennings was originally elected to AspenTech’s Board in 2000, and served as Chairman of the Board since 2005.

“I am grateful to Steve Jennings for his many years of dedicated service to AspenTech,” said Mark E. Fusco, President and CEO and a member of the AspenTech Board. “Steve’s steady hand and global business experience have been significant factors in AspenTech’s progress over the past several years. Our investors and employees have benefited greatly from his many contributions and focus on AspenTech, and we wish him well in his future endeavors.”

AspenTech also announced that the Board has elected Robert M. Whelan, Jr., as Chairman.  Mr. Whelan was originally elected to the Board of AspenTech in 2011 and also serves on the Audit Committee.

“We are pleased that Bob Whelan has agreed to serve as Chairman and are confident that his many years of experience and insight will serve AspenTech well into the future,” said Fusco.

About AspenTech

AspenTech is a leading supplier of software that optimizes process manufacturing — for energy, chemicals, engineering and construction, and other industries that manufacture and produce products from a chemical process. With integrated aspenONE solutions, process manufacturers can implement best practices for optimizing their engineering, manufacturing and supply chain operations. As a result, AspenTech customers are better able to increase capacity, improve margins, reduce costs and become more energy efficient. To see how the world’s leading process manufacturers rely on AspenTech to achieve their operational excellence goals, visit www.aspentech.com.

© 2013 Aspen Technology, Inc. AspenTech, aspenONE and the Aspen leaf logo are trademarks of Aspen Technology, Inc. All rights reserved.  All other trademarks are property of their respective owners.

Source: Aspen Technology, Inc.